EXHIBIT  23-A

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 12, 1997, on our audits of the consolidated financial statements and Supplementary Selected Proportionate Results of Operations of U S WEST, Inc., the combined financial statements of U S WEST Communications Group, and the combined financial statements and Supplementary Selected Proportionate Results of Operations of U S WEST Media Group, included in U S WEST, Inc.'s Annual Report on form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated February 12, 1997 on the related consolidated financial statement schedule of U S WEST, Inc. included on page S-1 of its Annual Report on Form 10-K.


/S/  ARTHUR  ANDERSEN  LLP

Denver,  Colorado,
March  31,  1997.